Exhibit 10.53

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of April 16, 2013, among KID BRANDS, INC., a New Jersey corporation (the “Lead Borrower”), the Persons named on Schedule 1.01 to the Credit Agreement referred to below (collectively, together with the Lead Borrower, the “Borrowers”), the Persons named on Schedule 1.02 to the Credit Agreement referred to below (collectively, the “Guarantors”), each lender party hereto (collectively, the “Lenders” and individually, a “Lender”), and SALUS CAPITAL PARTNERS, LLC, as Administrative Agent and Collateral Agent (in such capacities, the “Agent”).

RECITALS

A. The Borrowers, the Guarantors, the Lenders and the Agent are party to that certain Credit Agreement dated as December 21, 2012 (as amended, supplemented, modified and in effect from time to time, the “Credit Agreement”), pursuant to which the Lenders agreed, subject to the terms and conditions set forth therein, to make certain loans and provide other financial accommodations to the Borrowers. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

B. The Borrowers and Guarantors have requested that the Agent and the Lenders make certain changes to the Credit Agreement as set forth herein. The Agent and the Lenders are willing to make such changes to the Credit Agreement, on the terms and subject to the conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Borrowers, the Guarantors, the Lenders and the Agent hereby agree as follows:

1. RATIFICATION AND REAFFIRMATION OF OBLIGATIONS AND LIENS.

(a) Each Loan Party hereby ratifies and reaffirms the validity and enforceability of all of the Obligations (including, without limitation, all Obligations under Section 2.09 of the Credit Agreement) and of the Credit Agreement and the other Loan Documents, and agrees that its obligations under the Credit Agreement, the other Loan Documents and this Amendment are its legal, valid and binding obligations enforceable against it in accordance with the respective terms thereof. Each Loan Party further acknowledges and agrees that all payments to be made by such Loan Party under the Credit Agreement shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off in accordance with the terms of the Credit Agreement and the other Loan Documents.

(b) Each Loan Party hereby ratifies and reaffirms all of the liens and security interests heretofore granted pursuant to the Credit Agreement and the other Loan Documents as collateral security for the Obligations incurred pursuant to the Credit Agreement and the other Loan Documents.

2. AMENDMENTS TO CREDIT AGREEMENT.

(a) Section 1.01 (Defined Terms) of the Credit Agreement is hereby amended by adding the following defined terms in the appropriate alphabetical order therein:

“First Amendment” means the First Amendment to Credit Agreement dated as of the First Amendment Effective Date among the Borrowers, the Guarantors, the Agent and the Lenders party thereto.

“First Amendment Effective Date” means April 16, 2013.

(b) Section 1.01 (Defined Terms) of the Credit Agreement hereby is amended by deleting the definition of “Consolidated EBITDA” and “Loan Documents” appearing therein and inserting in lieu thereof the following:

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Lead Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) other non-recurring expenses reducing such Consolidated Net Income, to the extent that such expenses represent accruals not paid in cash during the applicable Measurement Period (it being understood that such expenses will be deducted from Consolidated EBITDA during the period when paid in cash), (v) (A) the amount of all Duty Amounts so accrued or expensed, (B) the amount of Earnout Consideration, if any, paid by LaJobi and (C) fees and expenses incurred by the Borrowers in connection with any investigation of the Duty Amounts and Duty Events, in an aggregate amount under clauses (A), (B) and (C) not to exceed the sum, for all periods, of (x) $14,855,000 less (y) the amount of Earnout Consideration, if any, paid by LaJobi, to the extent that such Earnout Consideration was not paid in accordance with the terms of this Agreement and/or to the extent not deducted in determining Consolidated Net Income, (vi) professional fees and expenses incurred after July 1, 2012 in an aggregate amount not to exceed $2,000,000 through December 31, 2013 plus in each case, all reasonable and necessary fees and expenses of Alixpartners in an aggregate amount not to exceed $750,000, (vii) restructuring and severance costs in an amount not to exceed $1,000,000, except that any such expenses in excess of $1,000,000 may be added back if approved by the Agent in its discretion (after delivery by the Borrowers of supporting information justifying such restructuring costs), (viii) expenses arising as a result of the recall of any LaJobi and Sassy products, in an aggregate amount not to exceed $600,000, (ix) actual costs incurred as a result of the wind-down of the Borrowers’ operations in the United Kingdom, in an aggregate amount not to exceed $100,000, (x) if expensed, reasonable costs, expenses and fees incurred in connection with the negotiation, execution and delivery of the Loan Documents and the financing contemplated thereby, in an aggregate amount not to exceed $500,000 (xi) to the extent included in the Business Plan or otherwise acceptable to the Agent, non-cash stock-based compensation expenses and (xii) for purposes of calculating the financial covenants set forth in Section 7.15, if required to be expensed or accrued during any period commencing with the month ended December 31, 2012 through and including April 30, 2014 (in addition to related reserves recorded as of the First Amendment Effective Date), the net amount of the deductions from invoices to a large customer of the Company as reported to the Agent by the Lead Borrower prior to the First Amendment Effective Date in an aggregate amount not to exceed $600,000 (a “Deduction Add-Back”); minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Lead Borrower and its Subsidiaries for such Measurement Period), all as determined on a Consolidated basis in accordance with GAAP.

“Loan Documents” means this Agreement, the First Amendment, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Security Documents, each Facility Guaranty and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank Products provided by the Agent or any of its Affiliates, each as amended and in effect from time to time.

3. CONDITIONS TO EFFECTIVENESS. This Amendment shall become effective only upon the satisfaction of all of the following conditions precedent:

(a) The Agent shall have received this Amendment, duly executed by each Loan Party and the Lenders;

(b) The Lead Borrower shall pay to Agent an amendment fee in an amount up to $100,000 (the “Amendment Fee”). The Lead Borrower shall have paid to Agent $50,000 of such Amendment Fee, which portion shall be fully earned and payable by the Lead Borrower on the First Amendment Effective Date and shall not be refunded, in whole or in part, to the Lead Borrower or any other Loan Party under any circumstance. The remaining $50,000 of such Amendment Fee shall be fully earned and payable by the Lead Borrower as of the date the Lead Borrower first includes a Deduction Add-Back in its calculation of Consolidated EBITDA for purposes of compliance with Section 7.15 of the Credit Agreement; and

(c) The Lead Borrower shall have paid in full all invoiced Credit Party Expenses in connection with the preparation, execution, delivery and administration of this Amendment. The fees and expenses described in this clause (c) shall be fully earned and payable as of the First Amendment Effective Date, and no portion thereof shall be refunded or returned to the Lead Borrower or any other Loan Party under any circumstances.

4. REPRESENTATIONS AND WARRANTIES. Each Loan Party represents, warrants and covenants that:

(a) The execution, delivery and performance of this Amendment, the Credit Agreement and the other Loan Documents, and the transactions contemplated hereunder and thereunder, are all within such Loan Party’s powers, have been duly authorized and do not and will not (i) contravene the terms of such Loan Party’s Organization Documents; (ii) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (A) any Material Contract or any Material Indebtedness to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or (iii) violate any Laws;

(b) No event or circumstance has occurred and is continuing that would constitute a Default or an Event of Default;

(c) The representations and warranties contained in the Credit Agreement and the other Loan Documents were true and correct in all material respects as of the date made and, except to the extent that such representations and warranties relate expressly to an earlier date, remain true and correct in all material respects as of the date hereof (provided, that in the case of any representation and warranty qualified by materiality, such representation and warranty shall be true and correct in all respects (after giving effect to such materiality qualification)); and

(d) Such Loan Party has read and fully understands each of the terms and conditions of this Amendment and is entering into this Amendment freely and voluntarily, without duress, after having had an opportunity for consultation with independent counsel of its own selection and not in reliance upon any representations, warranties or agreements made by the Agent or any Lender and not set forth in this Amendment.

5. RELEASE. In consideration of the agreements of the Agent and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Agent and each Lender and their respective successors and assigns, and their respective present and former shareholders, Affiliates, trustees, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party or any of its successors, assigns or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth herein.

6. FULL FORCE AND EFFECT; ENTIRE AGREEMENT. Except to the extent expressly provided in this Amendment, the terms and conditions of the Credit Agreement and each other Loan Document shall remain in full force and effect. This Amendment, the Credit Agreement and the other Loan Documents constitute and contain the entire agreement of the parties hereto and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

7. COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic means shall be as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or other electronic means also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

8. NO THIRD PARTIES BENEFITED. This Amendment is made and entered into for the sole benefit of the Borrowers, the Guarantors, the Agent and the Lenders, and their permitted successors and assigns, and except as otherwise expressly provided in this Amendment, no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Amendment.

9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

10. SEVERABILITY. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer as of the date first written above.

KID BRANDS, INC., as the Lead Borrower

By:	/s/ Guy A. Paglinco

Name:	Guy A. Paglinco
Title:	VP – Chief Financial Officer

KIDS LINE, LLC
SASSY, INC.
I & J HOLDCO, INC.
LAJOBI, INC.
COCALO, INC.
RB TRADEMARK HOLDCO, LLC, each as a Borrower

By:	/s/ Guy A. Paglinco

Name:	Guy A. Paglinco
Title:	Vice President

SALUS CAPITAL PARTNERS, LLC,
as Administrative Agent and as Collateral Agent

By:	/s/ Daniel F. O’Rourke

Name:	Daniel F. O’Rourke
Title:	Senior Vice President